Filed Pursuant to Rule 433

Registration No. 333-185163

May 19, 2014

AmerisourceBergen Corporation
1.150% Senior Notes Due 2017

3.400% Senior Notes Due 2024
Pricing Term Sheet

Issuer:	AmerisourceBergen Corporation

Format:	SEC Registered

Trade Date:	May 19, 2014

Settlement Date:	May 22, 2014 (T+3)

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:

Wells Fargo Securities, LLC

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Mizuho Securities USA Inc.

PNC Capital Markets LLC

Deutsche Bank Securities Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

TD Securities (USA) LLC

KeyBanc Capital Markets Inc.

BNY Mellon Capital Markets, LLC

Security Description:	1.150% Senior Notes due 2017	3.400% Senior Notes due 2024

Principal Amount:	$600,000,000	$500,000,000

Coupon:	1.150%	3.400%

Maturity:	May 15, 2017	May 15, 2024

Offering Price:	99.892%	99.715%

Yield to Maturity:	1.187%	3.434%

Spread to Treasury:	40 basis points	90 basis points

Benchmark Treasury Issue:	0.875% due 05/15/2017	2.500% due 05/15/2024

Benchmark Treasury Price:	100-08¼	99-22+

Benchmark Treasury Yield:	0.787%	2.534%

Ratings:	Baa2 (Moody’s) / A- (S&P)	Baa2 (Moody’s) / A- (S&P)

Interest Pay Dates:	May 15 and November 15	May 15 and November 15

Beginning:	November 15, 2014	November 15, 2014

Optional Redemption:	Make-whole call at T+10 basis points	Make-whole call at T+15 basis points Par call on or after February 15, 2024

Change of Control Triggering Event Put:	101% of principal amount plus accrued interest to the date of purchase	101% of principal amount plus accrued interest to the date of purchase

CUSIP:	03073E AK1	03073E AL9

ISIN:	US03073EAK10	US03073EAL92

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus dated November 27, 2012 (File No. 333-185163), and a preliminary prospectus supplement dated May 19, 2014 with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Mitsubishi UFJ Securities (USA), Inc. toll-free at 877-649-6848.